                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of General Growth Properties, Inc. on Forms S-3 (File Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37247, 333-37383, 333-41603, 333-58045, and 333-68505)
and the Registration Statements on Forms S-8 (File Nos. 33-79372, 333-07241, 333-11237, 333-28449, and 333-74461) of our reports dated February 8, 1999, on our audits of the consolidated financial statements of General Growth Properties, Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996 and the financial statement schedule as of December 31, 1998, which reports are included in this Annual Report on Form 10-K.




                                                      PricewaterhouseCoopers LLP


Chicago, Illinois
March 19, 1999